EXHIBIT 10.1

                   BION ENVIRONMENTAL TECHNOLOGIES, INC.
                               P.O. Box 323
                        Old Bethpage, New York 11804
                              (516) 249-5682

                           EMPLOYMENT AGREEMENT


     This Agreement effective as of February 1, 2011, by and between Bion Environmental Technologies, Inc. ("Company"), and James W. Morris, Ph.D., P.E. ("Employee").

     WHEREAS, the Company desires to retain the services of Employee as an employee upon the conditions contained in this Agreement; and

     WHEREAS, Employee desires to provide services to the Company, as an employee, under such conditions;

     NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Company does hereby agree to engage Employee and Employee does hereby agree to be engaged by the Company, upon the terms and conditions set forth in the following paragraphs:

     1.   Employment Period.

     a) The Company hereby engages Employee for a five-year period commencing February 1, 2010 and ending January 31, 2015 ("Employment Period") to serve as Chief Technical Officer ("CTO") of the Company (and its subsidiaries, as required) and to render such other services in an executive capacity as the Company shall reasonably require. Employee hereby agrees to remain in the employ of the Company for the Employment Period, subject to the provisions of this Agreement. Employee may terminate his employment with the Company upon three months' written notice to the Company. Upon the date of termination (three months after notice) this Agreement shall terminate without liability one to the other upon the date specified by Employee, PROVIDED, HOWEVER, that if Employee elects to terminate for other than reasons of ill health or other disability as agreed by the Company, 50% of the any granted Options in the Employee's compensation package (defined below) that vested and were not exercised during the 12 months prior to the termination date, shall be cancelled; and any bonuses to be paid after the termination date (whether in cash or securities) accruing during the 12 months prior to the termination date shall be cancelled and shall not be paid to the Employee.

     b) Employee and Company shall, commencing at the beginning of the 49th month of this Agreement, negotiate in good faith regarding renewal and/or extension of this Agreement. In the event that no renewal/extension agreement is executed, by the end of the 54th month, then contract will expire at end of term.

     2.   Duties/Exclusivity/Non-Compete/Work Product/Proprietary
Materials/Confidentiality.

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     a)  Employee agrees that at all times during the Employment Period he will faithfully and diligently endeavor to promote the business and business interests of the Company while performing the duties set forth at Exhibit A hereto.

     b) At all times during the Employment Period Employee shall work exclusively for the Company except as to the minor efforts set forth in Exhibit D hereto. Employee shall be based out of his own office space in his existing facilities.

     c)  Non-Compete

          i) At no time during the Employment Period or during a two (2) year period following the termination of the Employment Period shall Employee compete with the Company in any business in which the Company is actively engaged or has established plans to enter during such period. A list of such businesses shall be provided to Employee by the Company within thirty days of the termination of the Employment Period.

          ii) At no time during the Employment Period or during any period thereafter shall Employee utilize or disclose any of the Company's Core Technical Knowledge (CTK) as defined in Exhibit E, except on behalf of the Company (and/or its successors and/or assigns) as long as the Company is active or plans to be active in the biologically based processing of wastes or nutrient management business or air emissions management business based in whole or in part on the application of that CTK.

     d) All work products, inventions, etc. of Employee during the term of this agreement shall be the sole property of the Company and Employee shall execute such assignments and/or other documents as may be required to fully vest such ownership in the company.

     e) All proprietary information and other information concerning the Company acquired pursuant to Employee's service to the Company shall at all times be and remain the sole property of the Company regardless of how such proprietary information is stored and upon termination of Employee's service to the Company (on whatever basis) (w/o retaining copies) return all such proprietary information to the Company on whatever medium it is evidenced (including w/o limitation paper files, computer memory media, etc).

     f) The existing six-page Confidential and Proprietary Information Agreement (version 2/10/09) between Employee and the Company attached hereto as Exhibit C shall remain in full force and effect; to the extent that any of the provisions of such existing Confidentiality Agreement are in conflict with the provisions of Paragraph 2 herein, the terms of the Confidentiality Agreement shall control for a period of three (3) years from the later of termination of the Employment Period or the date on which Recipient obtains such Confidential Information.

     3. Salary and Benefits. Subject to the provisions of this Agreement, during the Employment Period, Employee shall be compensated as follows:

     a) Employee shall earn a salary of $150,000 per annum, payable in monthly installments, subject to customary payroll deductions for Federal, State, and local taxes and to such other deductions as are required by law or by mutual agreement of the Company and Employee. Employee shall earn a salary

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of $180,000 per annum beginning on July 1, 2011 contingent upon Company completing a cash financing with in excess of $ 3 million of net proceeds to the Company for operating capital.

     b) HOWEVER if such financing is not secured by that date the salary increase difference of an additional $30,000 per annum shall begin to accrue on July 1, 2011 and shall continue to accrue pending reimbursement when such financing is obtained. Employee's salary shall be reviewed annually and will be included in Bion's senior management bonus pool, which salary shall be re-evaluated during the first quarter annually.

     c) Employee shall receive a cash bonus of $87,716 based on the action of the Bion Board of Directors on January 3, 2007 and as notified in a letter of January 22, 2007 for deferred compensation period ending 9/30/05. The bonus principal amount of $87,716 is the total due as of 2/1/11, said amount shall continue to accrue interest from 2/1/11 at an annual rate of 5% (5%
apr) with principal and interest to be paid a such time that the Company completes the financing set forth at paragraph 3)a) above. Such compensation may be received as a lump sum payment or at the Company's discretion may be made in up to six equal twice monthly payments over a three month period.

     d) Employee's 300,000 existing options to purchase Company's common stock, contingent stock grant and stock bonus grant from all dates through December 31, 2010 as detailed in Exhibit F of this agreement shall remain in full force and effect and shall vest as set forth therein, provided, however, that any and all options and/or stock grants which would have vested at earlier dates had Employee already executed an employment agreement with the Company shall immediately vest on the effective date of this Agreement, and that the expiration dates of all 300,000 existing stock options shall have an expiration date of December 31, 2014 and exercise price as detailed in Exhibit F of this agreement.

     e) The Company hereby grants Employee, effective February 1, 2011, 250,000 additional Options pursuant to the Company's 2006 Consolidated Incentive Plan (as amended), each exercisable to purchase shares of the Company's common stock at an exercise price of $3.00 per share (the opening price on December 14, 2010, the date on which Company agreed in principle to the basic terms of this extension, and $.10 above the last bid price on January 1, 2011 on which date the Board authorized management to complete this agreement, and which Options shall have a cashless exercise, purchase and immediate sale option available pursuant to the Company's effective Form S-8 registration statement) through December 31, 2018 ('Options'), which Options shall vest at a rate of 50,000 annually on the first day of February 2011 and on the first day of January each year commencing January 2012 so long as Employee is performing the services to the Company set forth in this Agreement.

     f) A stock bonus of 25,000 shares of Bion Common Stock granted January 2010 shall vest and be issued upon signing of this agreement and be available for sale (without securities law restriction) by the Employee commencing August 1, 2011. An additional stock bonus of 20,000 shares that was declared on December 31, 2010 which bonus shares shall vest the first date after execution of this Agreement in 2011.



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     g)  The Board of Directors of the Company will review Employee's salary no less than once per year with a view to making such increases in Employee's salary or declaring such bonuses or other benefits as may be merited and warranted in light of factors considered pertinent by the Board of Directors.

     h) Employee shall receive the Company's standard executive health, hospitalization and life insurance benefits, provided, however, the amount which the Company would have paid for health insurance premiums shall be applied to premiums for a life insurance policy for Employee and/or supplemental health insurance (major medical, disability, etc); as well as such other benefits as the Board may deem appropriate from time to time. At the time of this agreement, at Employee's election, payments of approximately $3,100 annually are being paid for premiums on a long term disability health insurance with Employee and Employee's spouse as covered beneficiaries.

     i) Employee shall be entitled to four (4) weeks of vacation, two (2) weeks of sick time and all National Holidays at full pay each year, to be taken at such times as to not interfere with the performance of his duties hereunder. Any unused days upon the end of each year shall be a factor in the review at subparagraph (c.) above.

     4. Expenses. All reasonable and necessary expenses incurred by Employee in the performance of his duties under this Agreement, including but not limited to expenses for entertainment, travel, and similar items, shall be paid or reimbursed monthly by the Company upon receipt of appropriate documentation of such expenses. Employee shall provide his own office space in his existing facilities. The items set forth in, but not limited to, those set forth in Exhibit B hereto are stipulated to be bona fide expenses of Employee.

     5. Disability of Employee. In the event of the disability of Employee (as defined herein) prior to the expiration of the Employment Period, Employee shall nevertheless continue to be compensated at his then designated annual rate and with such benefits provided for in Paragraph 3 hereof. For purposes of this Agreement, Employee shall be deemed to be fully disabled if, because of illness or other physical or mental condition; he is unable to fully perform all of his duties under this Agreement for two successive months. In the event that he is unable to perform all or a portion of the duties required under this Agreement for short periods of time aggregating over two months in any twelve successive calendar months, he shall be deemed to be partially disabled. The compensation and benefit period shall run from the time disability commenced until Employee's condition improves sufficiently to permit him to fully perform his duties, after which date he must be available at the Company's option. The Company may require such evidence of disability, as it deems appropriate. Notwithstanding any other provision herein, the maximum aggregate period of disability payment obligation of the Company for disability compensation to Employee shall be 12 months of compensation.

     6. Termination Upon Death and Disability. The Employment Period shall automatically terminate upon the death of Employee; provided, however, that in the event of the Employee's death, all compensation Employee is receiving under Paragraph 3 of this Agreement at the time of his death shall be paid to his legal representative for a period of one year following the date of Employee's death or the remainder of the Employment Period, whichever occurs first. At the discretion of the Board of Directors, the Employment Period

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may terminate upon the Disability of Employee (as defined in Paragraph 5 above); provided, however, that Employee shall continue to receive compensation in accordance with Paragraph 5 above.

     7. Termination for Cause. Upon the occurrence of any of the events listed below, the Company may terminate the Employee without further obligation under this Agreement:

     a) Employee's conviction of any criminal act directly related to Employee's duties hereunder including, without limitation, misappropriation of funds or property of the Company or any other felony criminal act.

     b) Employee's misfeasance or malfeasance in office, which shall mean fraud, dishonesty, willful misconduct or gross neglect of duties.

     c)  Breach by Employee of any material provision of this Agreement.

     8. Termination Without Cause. In the event Employee is terminated by the Company for any reason, except as set forth in Paragraph 7 above, he shall continue to be compensated for six months.

     9. Termination Upon Change of Control. In the event that a change in control of the Company shall occur at any time during the Employment Period, as a result of which the Board of Directors appoints a person other than Employee to serve in the capacity for which Employee is employed hereunder, Employee nevertheless shall be entitled to the benefits of and subject to all of the terms and conditions set forth herein, including, without limitation, the right to receive compensation and benefits as provided in Paragraphs 3, 4, 5 and 6 hereof for the balance of the term of this Agreement or a period of three months, whichever is shorter, regardless of whether Employee continues to perform any services for the Company.

    10. Vesting in the Event of Termination. In the event that the Employee is terminated upon death or disability (Paragraph 6), terminated without cause (Paragraph 8), or terminated upon change in control (Paragraph 9), all warrants, options or shares issued but unvested at the date of termination shall become fully vested as of the date of termination.

    11. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of the Company's equity or assets and business.

    12. Choice of Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of New York and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of New York shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

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    13.  Severance of Invalid Provisions.  In the event that any one or more of the provisions of this Agreement or any portions thereunder is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Further, such provisions, to the extent they were found unenforceable due to length of term or breadth of scope, shall remain in full force and effect to the fullest extent enforceable in law or equity.

    14. Integrated Agreement. This Agreement shall constitute the entire agreement between the parties hereto relating to the Employment of Employee.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Employee has executed this Agreement, effective as of the date and year first above written.

                                  BION ENVIRONMENTAL TECHNOLOGIES, INC.


                                  By: /s/ Mark A. Smith
                                      Authorized Officer


                                  EMPLOYEE


                                  /s/ James W. Morris
                                  James W. Morris, Ph.D., P.E.










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